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                                                   RULE NO. 424(b)(3)
                                                   REGISTRATION NO. 33-62613
                                                                    33-62613-01


    ELI LILLY AND COMPANY       INTEGRATED MEDICAL SYSTEMS, INC.
    Lilly Corporate Center      15000 West 6th Avenue, Suite 400
 Indianapolis, Indiana  46285       Golden, Colorado  80401


                        ________________________________

                               SECOND SUPPLEMENT
                                       TO
                           PROXY STATEMENT/PROSPECTUS
                             DATED NOVEMBER 9, 1995

                        ________________________________
                        SPECIAL MEETING OF STOCKHOLDERS
                   To be held on Wednesday, December 13, 1995
                   and continued on Monday, December 18, 1995

          The following information further supplements the Proxy Statement/Prospectus dated November 9, 1995 (the "Proxy Statement/Prospectus"), as previously supplemented on December 9, 1995 (the "Supplement"), in connection with the solicitation of proxies by the Board of Directors of Integrated Medical Systems, Inc. ("IMS") for use at the Special Meeting of Shareholders of IMS to be held on Wednesday, December 13, 1995, at The Sheraton Denver West Hotel, 360 Union Boulevard, Lakewood, Colorado, commencing at 10:30 a.m. local time. The Special Meeting will be convened at that time and place for the sole purpose of adjourning the Special Meeting. The adjourned Special Meeting will be held on Monday, December 18, 1995, at The Sheraton Denver West Hotel, 360 Union Boulevard, Lakewood, Colorado, commencing at 1:00 p.m. local time. The following information also further supplements the Proxy Statement/Prospectus, as supplemented, in connection with the elections to be made by securityholders of IMS, including elections to receive cash or Series D Preferred Stock in exchange for their securities. Capitalized terms used in this Second Supplement but not defined herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus.

          This Second Supplement should be read in conjunction with the Proxy Statement/ Prospectus and the Supplement.

RECENT DEVELOPMENTS

          As described in the Supplement, on December 7, 1995, the U.S. Treasury Department announced several proposals to change the federal income tax laws.
On December 11, 1995, the Treasury Department announced a clarification to those proposals stating the Treasury Department's intention that those proposals not affect certain transactions in which there was a binding commitment before December 7, 1995. Included among the transactions anticipated to be excluded from the effects of the proposed tax changes are transactions pursuant to merger agreements executed before December 7, 1995. The Merger Agreement was executed on August 2, 1995. Accordingly, while no assurance can be given, it appears unlikely that any legislation enacted implementing the Treasury Department's proposals will affect the federal income tax consequences of the Merger. In light of the Treasury Department's December 11 announcement, securityholders of IMS should review the discussion of the
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federal income tax consequences of the Merger set forth on pages 46-50 in the
Proxy Statement/Prospectus.

          Each holder of IMS stock is urged to keep abreast of current developments in the pending discussions regarding the budget and tax legislation under consideration and to consult his or her own tax advisor as to the specific tax consequences of the Merger to that holder.

VOTING AND ELECTION PROCEDURES

          Any shareholder who has not yet voted or made his or her election may still do so. Proxies must be received by IMS before the adjourned Special Meeting on December 18, 1995 and Letters of Transmittal and Forms of Election must be received by the Exchange Agent by 5:00 p.m., New York time, on December 18, 1995 (the "New Election Deadline").

          Any shareholder who has already voted and/or made his or her election, but who would like to change such vote and/or election, may still do so. Any shareholder may revoke his or her proxy at any time before it is voted at the adjourned Special Meeting by executing and delivering to IMS a proxy bearing a later date, by delivering a written notice to the Secretary of IMS stating that the proxy is revoked, or by attending the adjourned Special Meeting and voting in person. Any shareholder may change his or her election by written notice accompanied by a properly completed, revised Letter of Transmittal received by the Exchange Agent prior to 5:00 p.m., New York time, on the New Election Deadline. Additional copies of the proxy card may be obtained from Richard J. Smeltz, Vice President of Finance of IMS, whose telephone number is 303-271-7321. Additional copies of the Letter of Transmittal may be obtained from the Exchange Agent, Citibank, N.A., whose telephone number is 800-422-2066, or Mr. Smeltz at the number listed above.

The date of this Second Supplement is December 11, 1995.

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